Exhibit 99.1

FOR IMMEDIATE RELEASE

COUNTY BANCORP, INC. ANNOUNCES 1st QUARTER

NET INCOME OF $2.2 MILLION

Highlights

•	Loan growth of $27.7 million since December 31, 2015 and $140.8 million since

March 31, 2015

•	18.0% decrease in non-performing assets since December 31, 2015
•	Operated with a solid efficiency ratio of 50.79%

Manitowoc, Wisconsin, April 20, 2016 – County Bancorp, Inc. (NASDAQ: ICBK), the holding company for Investors Community Bank, reported first quarter 2016 net income of $2.2 million compared to net income of $2.5 million in the first quarter of 2015.  While net income decreased from the first quarter of 2015, income before provision for loan losses and income tax expense increased from $3.4 million for the three months ended March 31, 2015 to $4.3 million for the same period in 2016.

“During the first quarter of 2016, we experienced another strong period of loan growth, increased net interest income, and a solid efficiency ratio,” said Timothy J. Schneider, President of County Bancorp, Inc. and CEO of Investors Community Bank.  “We generated sound profitability for the first quarter of the year and in February, announced an increase in our quarterly per share dividend from $0.04 to $0.05.  Loan growth continues to be strong primarily from our agricultural team, and we have also seen steady growth from the commercial banking team.  We look forward to an exciting 2016 with our pending acquisition of Fox River Valley Bancorp, Inc. and its wholly owned subsidiary, The Business Bank.   We believe the addition of Fox River Valley’s commercial customers will provide a solid diversification to our loan portfolio and add two strong markets for future growth.   We are working through the regulatory approval process and anticipate a second quarter 2016 closing.”

Total assets at March 31, 2016 were $909.6 million, an increase of $24.7 million over total assets as of December 31, 2015, and an increase of $128.2 million over total assets as of March 31, 2015.  Total loans were $775.8 million at March 31, 2016 which represents a $27.7 million and a $140.8 million increase since December 31, 2015 and March 31, 2015, respectively.

Non-performing assets decreased to $22.5 million at March 31, 2016, an improvement of $4.9 million from December 31, 2015. This decrease was due primarily to the borrower’s sale of approximately one-half of the assets in the relationship that was classified as non-accrual during the fourth quarter of 2015.

Provision for loan losses for the three months ended March 31, 2016 was $0.8 million compared to a negative provision of $0.6 million for the three months ended March 31, 2015.  The increased provision resulted from loan growth, increased loan loss factors year-over-year resulting from lower dairy prices, and 2015 net recoveries.

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin.  Our customers are served from our full-service locations in Manitowoc and Stevens Point and our loan production offices in Darlington, Eau Claire, Fond du Lac, and Sheboygan.

Forward-Looking Statements

This press release includes "forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek," "comfortable with," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Factors that may cause actual results to differ materially from those made or suggested by the forward-looking information contained in this press release include those identified in County Bancorp, Inc.’s most recent annual report on Form 10-K and subsequent SEC filings.  Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Additional Information for Shareholders

The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval.  In connection with the proposed merger of County Bancorp, Inc. and Fox River Valley Bancorp, Inc., County Bancorp, Inc. filed a registration statement on Form S-4 with the SEC on January 15, 2016 which was amended on January 27, 2016 and declared effective on January 29, 2016. The registration statement includes a proxy statement of Fox River Valley Bancorp, Inc., which also constitutes a prospectus of County Bancorp, Inc., that was sent to the shareholders of Fox River Valley Bancorp, Inc. Shareholders are advised to read the registration statement and proxy statement/prospectus because it contains important information about County Bancorp, Inc., Fox River Valley Bancorp, Inc. and the proposed transaction.  This document and other documents relating to the transaction filed by County Bancorp, Inc. can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing County Bancorp, Inc.’s website at www.investorscommunitybank.com under the tab “Investor Relations” and then under “SEC Filings.” Alternatively, these documents can be obtained free of charge from County Bancorp, Inc. upon written request to County Bancorp, Inc., Attn: Secretary, 860 North Rapids Road, Manitowoc, Wisconsin 54221 or by calling (920) 686-9998, or from Fox River Valley upon written request to Fox River Valley Bancorp, Inc., Attn: Secretary, 5643 Waterford Lane, Appleton, Wisconsin 54913 or by calling (920) 739-2660.

###

Investor Relations Contact

Timothy J. Schneider

CEO, Investors Community Bank

Phone: (920) 686-5604

Email: tschneider@investorscommunitybank.com

	March 31, 2016	December 31, 2015
Selected Balance Sheet Data:
(In thousands, except per share data)

Total assets	$909,557	$884,889
Total loans	775,848	748,189
Allowance for loan losses	11,218	10,405
Deposits	693,181	672,226
Shareholders' equity	109,378	107,024
Common equity	101,378	99,024

Stock Price Information:
High - Year-to-date	$21.80	$24.20
Low - Year-to-date	$18.25	$15.20
Market price per common share	$20.08	$19.50
Common shares outstanding	5,786,701	5,771,001

Non-Performing Assets:
(In thousands)

Nonaccrual loans	$19,564	$24,579
Other real estate owned	2,947	2,872
Total non-performing assets	$22,511	$27,451

Restructured loans not on nonaccrual	$602	$610

Non-performing assets as a % of total loans	2.90%	3.67%
Non-performing assets as a % of total assets	2.47%	3.10%
Allowance for loan losses as a % of nonperforming assets	49.83%	37.90%
Allowance for loan losses as a % of total loans	1.45%	1.39%

Net recoveries year-to-date	$1	$821
Provision for loan loss year-to-date	$812	$(1,019)

	For the three months ended
	March 31, 2016	March 31, 2015
Selected Income Statement Data:
(In thousands, except per share data)

Net interest income	$6,937	$6,165
Provision for loan losses	812	(602)
Net interest income after provision for (recovery of) loan losses	6,125	6,767
Non-interest income	1,937	1,875
Non-interest expense	4,591	4,618
Income tax expense	1,295	1,498
Net income	$2,176	$2,526

Income before provision for loan losses and income tax expense	$4,283	$3,422

Return on average assets	0.97%	1.29%
Return on average shareholders' equity	7.99%	9.19%
Return on average common shareholders' equity (1)	8.99%	11.09%
Efficiency ratio (1)	50.79%	50.53%

Per Common Share Data:
Basic	$0.36	$0.44
Diluted	$0.35	$0.43
Dividends declared	$0.05	$0.04

(1) This is a non-GAAP financial measure. A reconciliation to GAAP is included below.

Non interest income:
Service charges	$277	$220
Loan servicing fees	1,297	1,192
Loan servicing rights	150	61
Gain on sale of loans	100	93
Income on OREO	5	114
Other	108	195
Total	$1,937	$1,875

Non interest expense:
Employee compensation and benefits	$3,001	$2,720
Occupancy	93	81
Information processing	280	233
Professional fees	309	256
Business development	140	151
FDIC assessment	137	98
OREO expenses	36	83
Writedown of OREO	84	182
Net loss on OREO	-	373
Other	511	441
Total	$4,591	$4,618

Non-GAAP Financial Measures

Return on average common shareholders' equity reconciliation:
Return on average shareholders' equity	7.99%	9.19%
Effect of excluding average preferred shareholders' equity	1.00%	1.90%
Return on average common shareholders' equity	8.99%	11.09%

Efficiency ratio GAAP to non-GAAP reconciliation:
Non-interest expense	$4,591	$4,618
Less: net loss on sales and write-downs of OREO	(84)	(555)
Adjusted non-interest expense (non-GAAP)	$4,507	$4,063

Net interest income	$6,937	$6,165
Non-interest income	1,937	1,875
Operating revenue	$8,874	$8,040
Efficiency ratio	50.79%	50.53%

	Three Months Ended
	March 31, 2016			March 31, 2015
	Average Balance (1)	Income/ Expense	Yields/ Rates	Average Balance (1)	Income/ Expense	Yields/ Rates
Assets
Investment securities	$81,933	$349	1.70%	$80,682	$335	1.66%
Loans (2)	768,927	8,730	4.54%	645,089	7,628	4.73%
Interest bearing deposits due from other banks	19,114	39	0.82%	25,594	18	0.28%
Total interest-earning assets	$869,974	$9,118	4.19%	$751,365	$7,981	4.25%

Allowance for loan losses	(10,835)			(10,571)
Other assets	41,085			42,872
Total assets	$900,224			$783,666

Liabilities
Savings, NOW, money market, interest checking	174,611	209	0.48%	149,379	174	0.47%
Time deposits	440,228	1,603	1.46%	397,477	1,304	1.31%
Total interest-bearing deposits	$614,839	$1,812	1.18%	$546,856	$1,478	1.08%
Other borrowings	3,973	48	4.83%	12,900	95	2.95%
FHLB advances	83,142	255	1.23%	32,556	123	1.51%
Junior subordinated debentures	12,372	66	2.13%	12,372	120	3.88%
Total interest-bearing liabilities	$714,326	$2,181	1.22%	$604,684	$1,816	1.20%

Non-interest bearing deposits	60,352			60,987
Other liabilities	7,824			8,030
Total liabilities	$782,502			$673,701

SBLF preferred stock (3)	8,736			15,000
Shareholders' equity	108,986			94,965
Total liabilities and equity	$900,224			$783,666

Net interest income		6,937			6,165
Interest rate spread (4)			2.97%			3.05%
Net interest margin (5)			3.19%			3.33%
Ratio of interest-earning assets to interest -bearing liabilities	1.22			1.24

(1) Average balances are calculated on amortized cost.
(2) Includes loan fee income, nonaccruing loan balances, and interest received on such loans.

(3)         The SBLF preferred stock refers to our Series C noncumulative perpetual preferred stock issued to the U.S. Treasury through the  U.S. Treasury’s Small Business Lending Fund program.  This stock was redeemed on February 23, 2016.

(4) Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.